SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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                           FNB United Corp.
(Name of Registrant as Specified in Its Charter)

                                                           N/A
(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 13, 2008

_____________________

Notice is hereby given that the Annual Meeting of Shareholders of FNB United Corp. (the “Corporation”) will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, the 13th day of May, 2008, at one o’clock p.m., preceded by a luncheon beginning at 12:15 p.m., for the following purposes:

1.	To elect five Class I Directors to serve for three-year terms expiring at the Annual Meeting in 2011.

2.	To elect one Class II Director to serve for a one-year term expiring at the Annual Meeting in 2009.

3.	To consider and act upon any other business as may come before the meeting or any adjournment thereof.

All shareholders are invited to attend the meeting.  Only those shareholders of record at the close of business on March 21, 2008, shall be entitled to notice of the meeting and to vote at the meeting.

Information relating to the activities and operations of FNB United Corp. during the fiscal year ended December 31, 2007, is contained in the Corporation’s Annual Report, which is enclosed.

By Order of the Board of Directors

/s/ R. Larry Campbell

R. Larry Campbell
Secretary

April 4, 2008

Whether or not you plan to attend the meeting in person, your Board of Directors urges you to mark, date, sign and return the enclosed proxy as promptly as possible or to vote by the Internet or telephone as described on the proxy form.

FNB UNITED CORP.
150 South Fayetteville Street
Asheboro, North Carolina 27203

__________________________

PROXY STATEMENT
____________________

GENERAL INFORMATION

The following information is furnished in connection with the solicitation of proxies by the Board of Directors of FNB United Corp. (the “Corporation” or “FNB United”) for use at the Annual Meeting of Shareholders to be held on May 13, 2008, at 1:00 p.m. at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina.  The principal executive offices of the Corporation are located at 150 South Fayetteville Street, Asheboro, North Carolina 27203 (Telephone: 336-626-8300).  This proxy statement and the enclosed form of proxy, together with the Corporation’s 2006 Annual Report, were first sent to shareholders on or about April 4, 2008.

Shareholders may vote either by completing and returning the enclosed form of proxy or through the Internet or by telephone.  Information and applicable deadlines for voting through the Internet or by telephone are set forth on the enclosed form of proxy.  Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy, or by voting in person at the meeting.  If a shareholder votes more than once, the latest vote will be counted.  The shares represented by all properly executed proxies received by the Corporation in time to be taken to the meeting will be voted; and, if a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specification.  If a specification is not made, the proxy will be voted for the proposals set forth in the Notice of Annual Meeting of Shareholders.

FNB United will pay the costs of the Annual Meeting and the solicitation of proxies.  Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Corporation or its subsidiary, CommunityONE Bank, National Association (“CommunityONE Bank”), without additional compensation therefor.  The Corporation may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of FNB United common stock held of record by such person, and the Corporation will reimburse such forwarding expenses.

VOTING SECURITIES OUTSTANDING AND PRINCIPAL SHAREHOLDERS

Only holders of record of FNB United common stock at the close of business on March 21, 2008 (the “Record Date”), are entitled to a notice of and to vote on matters to come before the Annual Meeting or any adjournment thereof.  On the Record Date, there were 11,425,052 shares of FNB United common stock issued and outstanding.

Each share is entitled to one vote on all matters.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FNB United common stock entitled to vote is necessary to constitute a quorum.  Abstentions and broker nonvotes will be counted as present and entitled to vote for purposes of determining a quorum.

The Corporation is not aware of any holders of more than 5% of the outstanding shares of FNB United common stock as of March 21, 2008.

EXECUTIVE OFFICERS

The following table sets forth the current executive officers of FNB United and also shows their positions with CommunityONE Bank.

Name	Age	Position in FNB United	Position in CommunityONE Bank

Michael C. Miller	57	Chairman and President	Chairman and President

R. Larry Campbell	63	Executive Vice President	Executive Vice President
		and Secretary	and Secretary

Mark A. Severson	54	Vice President and Treasurer	Executive Vice President and
			Chief Financial Officer

R. Mark Hensley	49	-------	Executive Vice President and
			Chief Banking Officer

The above officers, other than Mr. Severson, have held executive positions with FNB United or CommunityONE Bank or both for at least the past five years. Prior to joining FNB United in 2007, Mr. Severson served as chief financial officer of Camco Financial Corporation, a bank holding company based in Cambridge, Ohio, a position he held since November 2001.  He served in the same role for FCNB Corp., a bank holding company in Frederick, Maryland, from 1990 to 2001.  Officers are elected annually by the Board of Directors.

ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the number of directors shall consist of not less than nine nor more than twenty-five, with the exact number of directors within such maximum and minimum limits to be fixed and determined from time to time by resolution adopted by a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof.  The Board of Directors has set the total number of directors at 15, all of whom either will be elected at the 2008 Annual Meeting or were previously elected and will remain in office after that meeting.

The Board of Directors is divided into three classes:  Class I, Class II and Class III.  In accordance with this classification, the members of Class I of the Board of Directors are to be elected at this Annual Meeting.  In addition, one individual who was elected by the Board of Directors to serve as a director since the 2007 Annual Meeting of Shareholders is to be elected at this Annual Meeting.  It is intended that the persons named in the accompanying form of proxy will vote for the five nominees listed below for directors of the Corporation in Class I and the nominee listed below in Class II, unless authority so to vote is withheld.  Each nominee is at present a member of the Board of Directors.  Class I directors will serve for three-year terms expiring at the 2011 Annual Meeting, and the additional member of Class II will serve a one-year term expiring at the 2009 Annual Meeting, or until their successors shall be elected and shall qualify.  Directors are elected by a plurality of the votes cast.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.  Abstentions and broker nonvotes will not affect the election results if a quorum is present.

The following information is furnished with respect to the nominees for election as directors of the Corporation in Classes I and II and for the directors in Classes II and III whose terms expire at the Annual Meetings occurring in 2009 and 2010, respectively.

Nominees for Class I Directors to Serve for Three-Year Terms Expiring at the Annual Meeting in 2011

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Jacob F. Alexander III	58	President, The Alexander Companies, Inc. (commercial	2005
		real estate development) and A & H Investments (real
		estate investments)

Darrell L. Frye	62	Vice President of Finance, Harriss & Covington	1999
		Hosiery (manufacturer of men’s and ladies’
		athletic socks)

Hal F. Huffman, Jr.	53	President, Huffman Enterprises, Inc. (Ace Hardware	2007
		of Hickory, retail hardware sales)

Lynn S. Lloyd	57	Owner and President (effective 2003), Digital Imaging and	2005
		Professional Services, LLC (digital photography and
		presentation services); Division Quality Control Manager
		(until retirement in 2002), Burlington Industries, Inc.
		(manufacturer of textile products)

J. M. Ramsay III	60	President, Elastic Therapy, Inc. (manufacturer	1989
		of medical and specialty hosiery)

Nominee for Class II Director to Serve for a One-Year Term Expiring at the Annual Meeting in 2009

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Suzanne B. Rudy	53	Vice President and Corporate Treasurer, RF Micro	2008
		Devices, Inc. (supplier of radio and other systems for
		wireless communications industry)

Class II Directors with Continuing Terms Expiring at the Annual Meeting in 2009

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

Larry E. Brooks	67	Vice President and Accountant, Cobb Ezekiel Loy	2005
		& Co., PA (certified public accountants)

Eugene B. McLaurin, II	51	President (effective 2007), Quality Oil Company	2002
		(distributor of petroleum products); Manager of
		Industrial Business Unit (until 2007), Total Lubricants
		USA, Inc. (manufacturer of industrial lubricating oils
		and metalworking fluids)

R. Reynolds Neely, Jr.	54	Planning Director, City of Asheboro Planning	1980
		Department

Carl G. Yale	56	Certified Public Accountant and Partner, Hemric & Yale	2006
		(certified public accountants)

Class III Directors with Continuing Terms Expiring at the Annual Meeting in 2010

		Principal Occupation	Director
Name	Age	During the Past Five Years	Since

James M. Campbell, Jr.	69	Private Investor; President and Treasurer (until retirement	1984
		in 2005), Sew Special, Inc. (manufacturer of private label apparel)

R. Larry Campbell	63	Executive Vice President and Secretary of FNB United	2000
		and CommunityONE Bank

Thomas A. Jordan	68	President, Michael Thomas Furniture, Inc.	1984
		(manufacturer of upholstered furniture)

H. Ray McKenney, Jr.	53	President, McKenney Family Dealerships	2006
		(automobile dealerships)

Michael C. Miller	57	Chairman and President of FNB United and CommunityONE	1992
		Bank

In the event that any nominee should not be available to serve for any reason (which is not anticipated), it is intended that the persons acting under the proxy will vote for the election, in his or her stead, of such other persons as the Board of Directors of the Corporation may recommend.

Director Independence

Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors, as defined in Nasdaq Marketplace Rule 4200.  FNB United has reviewed the independence of each of its directors.  In conducting this review, the Corporation has considered transactions and relationships between each director, or any member of his family, and FNB United and its subsidiaries.  As a result of this review, the Board of Directors has determined that all of the directors, including those nominated for election at the annual meeting, are “independent” under the Nasdaq listing standards, with the exceptions of Michael C. Miller, Chairman and President of FNB United and CommunityONE Bank, R. Larry Campbell, Executive Vice President and Secretary of FNB United and CommunityONE Bank, and Jacob F. Alexander III.

The Board, Committees of the Board and Meetings

The directors of the Corporation also serve on the board of directors of CommunityONE Bank.  The Corporation’s Board of Directors holds regular quarterly meetings to conduct the normal business of the Corporation and meets on other occasions when required for special circumstances.  The CommunityONE Bank board holds regular monthly meetings and may meet on other occasions as circumstances warrant.  Certain board members serve on standing committees.  Among these committees are the Audit, Compensation, and Nominating and Corporate Governance Committees, whose members and principal functions are described below.  During the fiscal year ended December 31, 2007, the Board of Directors held a total of six meetings and the CommunityONE Bank board held 12 meetings.  Each incumbent director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he served.  Directors are encouraged to attend the Annual Meeting of Shareholders.  Fifteen of the Corporation’s then 17 directors attended the Corporation’s last Annual Meeting.

 Audit Committee.     The Audit Committee reviews the Corporation’s external and internal auditing systems, and monitors compliance with prescribed accounting and regulatory procedures.  It operates under a formal charter, which governs its conduct and responsibilities.  A copy of the charter is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.  Among its duties, the Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between the Corporation and a director or executive officer unrelated to service as a director or officer, approval of nonaudit services provided by the Corporation’s independent auditor, review of the Corporation’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.  Additionally, the committee reviews the audited consolidated financial statements to be included in the Corporation’s Annual Report on Form 10-K.  Dixon Hughes PLLC, the Corporation’s independent public accountants, reports directly to the Audit Committee.  Members of the committee are Directors Brooks, Frye, Neely (Chair), Rudy and Yale.  Each of the members of the committee is independent as defined by Nasdaq listing standards and the Board of Directors has determined that each of Mr. Frye and Ms. Rudy is an audit committee financial expert.  The Audit Committee met five times during the 2007 fiscal year.

Compensation Committee.  The Compensation Committee deals in broad terms with personnel matters affecting the Corporation.  The Compensation Committee operates under a formal charter, a copy of which is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.  The committee assists the Board of Directors in fulfilling its responsibilities regarding compensation of the Corporation’s executive and other senior officers and directors, oversight of the administration of the Corporation’s employee compensation and benefit plans and programs, evaluation and review of the Corporation’s management resources, evaluation of the performance of the chief executive officer, including determining and approving the chief executive officer’s compensation, and administration of the Corporation’s equity-based incentive plans, including making awards under such plans.  Members of this committee are Directors Jordan (Chair), McKenney, McLaurin, and Ramsay, each of whom is independent as defined by Nasdaq listing standards.  The Compensation Committee met eight times during the 2007 fiscal year.

The Compensation Committee’s policy is to review executive officer compensation no less frequently than annually.  In consultation with senior management, the committee reviews and approves the Corporation’s compensation philosophy and oversees and monitors the Corporation’s compensation policies, plans and programs in light of that philosophy.  The committee determines and recommends to the Board of Directors the compensation of the chief executive officer and, with the recommendations of the chief executive officer, reviews and approves the total compensation for the Corporation’s other executive and senior officers.  In making these reviews and recommendations, the committee tries to ensure that senior management compensation is consistent with the Corporation’s compensation philosophy, company and personal performance, changes in market practices, changes in individual’s responsibilities, and general economic conditions.

To assist it in fulfilling its responsibilities, the Compensation Committee retained Crowe Chizek and Company LLC, a comprehensive consulting and accounting firm, and Clark Consulting, a firm specializing in compensation matters for the banking industry, in 2007 to advise it on various matters relating to executive compensation.  The consultants report to the chair of the committee.  Compensation projects with which the consultants provided assistance included an overall compensation review for the Corporation’s executive officers, review of the Corporation’s annual incentive plans and development of new short- and long-term executive incentive plans.  Pursuant to the committee’s charter, the committee has the authority to retain and terminate such consultant and engage other advisors.

The Compensation Committee frequently requests the chief executive officer and senior vice president of Human Resources to be present at committee meetings to discuss executive compensation, the performance of the Corporation and of individual executive and other senior officers.  Occasionally, other executives and corporate counsel may attend committee meetings to provide pertinent financial or legal information.  Although these executives may give their insights and suggestions, the decision-making authority remains with the committee members.

Nominating and Corporate Governance Committee.  The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership, evaluating the corporate policies relating to the recruitment of Board members and assisting the Board in establishing and maintaining effective corporate governance policies and practices.  The committee identifies, investigates and recommends to the full Board of Directors the nominees for election as directors at the annual shareholder meetings and is responsible for filling any vacancies that may occur in the interval between annual meetings.  It operates under a formal charter, which governs its conduct and responsibilities.  The charter is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.  The committee considers various factors when evaluating potential nominees, including their independence, ability to read and understand basic financial statements, expertise and business experience, character, judgment and vision.  Members of the committee are Directors J. Campbell, Huffman, Lloyd and McLaurin (Chair), each of whom is independent as defined by Nasdaq listing standards.  The Nominating and Corporate Governance Committee met four times during the 2007 fiscal year.

The committee will consider qualified candidates recommended by shareholders.  Shareholders can submit the names of qualified candidates, together with a written description of the candidate’s qualifications and appropriate biographical information, to the Nominating and Corporate Governance Committee at FNB United Corp., P.O. Box 1328, 150 South Fayetteville Street, Asheboro, North Carolina 27204.  Submissions will be forwarded to the Chair of the Nominating and Corporate Governance Committee for review and consideration.  Any shareholder desiring to recommend a director candidate for consideration at our 2008 Annual Meeting must ensure that the submission is received by the Corporation no later than December 6, 2008, to provide adequate time for the committee to consider the candidate.  The committee does not have any formal policies regarding the consideration of candidates recommended by shareholders other than any such candidate will be considered at the same time and under the same criteria used to evaluate all other candidates.

Executive Sessions.  The members of the Board of Directors who are independent within the meaning of the Nasdaq listing standards meet regularly in executive session without management present.  Although executive sessions are generally held in conjunction with a regularly scheduled Board meeting, other sessions may be called by two or more independent directors in their own discretion or at the request of the Board of Directors.

Stock Ownership

The Board strongly encourages directors to own a meaningful number of shares of FNB United common stock.  The Board has adopted a policy requiring each director to own shares of FNB United common stock having a value equal to three times the director’s annual cash retainer.  A director should own one-third or more of such shares at the time his or her service on the Board commences and acquire the remaining shares within three years thereafter.

Contacting the Board of Directors

Any shareholder who desires to contact the Board of Directors may do so by writing to Michael C. Miller, Chairman and President, FNB United Corp., P.O. Box 1328, Asheboro, North Carolina 27204.  Communications received in writing are distributed to the full Board of Directors or a committee of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.  For example, a complaint regarding compensation matters will be forwarded to the Chair of the Compensation Committee and complaints relating to accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.

Codes of Ethics

FNB United has adopted a Code of Ethics for Senior Financial Officers, which is applicable to the Corporation’s chief executive officer, principal financial and accounting officer, controller and such other officers as the Audit Committee of the Board of Directors may designate from time to time.  The purposes of this code of ethics are to promote honest and ethical conduct, full and accurate disclosure in a timely and understandable manner in periodic reports filed by the Corporation, and compliance with applicable laws, and to deter wrongdoing.  A copy of the Code of Ethics for Senior Financial Officers is filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Corporation has also adopted a Code of Business Ethics applicable to all of the officers, directors, and employees of FNB United and its subsidiaries.  This code establishes guidelines for professional and ethical conduct in the workplace.  A copy of the Code of Business Ethics is available online through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation program of FNB United, particularly as it pertains to the individuals who served as the Corporation’s principal executive officer and principal financial officer during 2007 and the Corporation’s three other most highly compensated executive officers in 2007.  These individuals are Michael C. Miller, principal executive officer; Jerry A. Little, who served as principal financial officer until his retirement in August 2007; Mark A. Severson, principal financial officer and successor to Mr. Little; R. Larry Campbell; R. Mark Hensley; and Robert O. Bratton, who retired in September 2007.  They are referred to throughout this discussion as the “named executive officers.”  This discussion focuses on compensation and practices relating to FNB United’s most recently completed fiscal year.

Philosophy and Objectives

FNB United maintains that a direct link must exist between the Corporation’s financial performance and the total compensation received by its chief executive officer, executive officers and other senior officers.  Executive compensation packages reflect the Corporation’s overall financial performance, the increase in shareholder value, the success of the business unit directly affected by the executive’s performance, and the performance of the individual executive.  The Corporation adheres to a simple philosophy:  high performing people on high performing teams get high compensation.  The objectives of the Corporation’s compensation program are to:

●	Attract and retain excellent officers and employees and to reward and motivate the productivity and commitment of those officers and employees.

●	Maintain an excited and motivated workforce.

●	Help the Corporation compete successfully for employees with the mix of experiences and skills vital to its mission.

●	Set pay in consideration of similar companies and recruiting markets while also within the Corporation’s resources.

●	Be fiscally responsible.

At FNB United, compensation is comprised of several components: salary, incentive pay, benefits, and career development opportunities.  Pay is designed to recruit and retain excellent officers and employees.  Salary reflects the contribution, content, and complexity of the work.  Through the use of incentive pay, FNB United rewards excellent performance at all levels.  Incentive compensation may be paid in cash or may be equity-based.  All grants of equity, whether stock options, shares of restricted stock or other forms of stock awards, are to reflect transparently the Corporation’s financial performance.  The Corporation provides a set of core benefits, including health, disability, death and retirement benefits that are structured to be competitive with benefits offered by similar employers.

FNB United’s Board of Directors, through its Compensation Committee, is responsible for identifying performance measures that reflect the strategic direction of the Corporation and the results achieved.  It uses short- and long-term performance measures.  These measures include core earnings per share growth, core net income, return on average equity, return on average assets, the ratio of nonperforming assets to total assets, and other measures as may be determined by the Board to align executive pay and executive performance.  In particular, the Corporation’s total compensation packages for the named executive officers are intended to take into account asset size, earnings growth, and overall performance of the Corporation.  In addition and assuming that the Corporation’s performance is at expected, target levels, FNB United endeavors to provide total compensation for the named executive officers that is competitive and at approximately the median of a peer group of comparably-sized, regional community banks.

Competitive Positioning

In determining the amount of total compensation for the named executive officers, the Compensation Committee reviews competitive market data from a selected peer group of comparable, regional community banks.  Although the committee reviews individual levels of base salary, annual incentives, long-term incentives, and benefits provided by members of the peer group, it strives to target the total compensation of the named executive officers to the peer group median of total compensation to be competitive on an overall basis in the market and to emphasize performance-based compensation.

In 2007, the Corporation and the Compensation Committee worked with Crowe Chizek and Company LLC, a comprehensive consulting and accounting firm, to review total compensation levels for the named executive officers and other executive and senior officers.  The primary data used in setting competitive market compensation levels for the named executive officers was derived from two sources.  The first source included various market salary surveys for banks of similar asset size, including 2007 Crowe Southeast, ERI Salary Assessor, Mercer-Banking Executive Survey, and Watson-Wyatt, Southeast.  The second source was publicly available information about the 18 companies listed below (ticker symbols shown parenthetically).  These companies include banks and bank holding companies of similar size and business strategy to that of FNB United.  The Corporation and the Compensation Committee intend to review and update, if necessary, this peer group in 2008 utilizing the most current proxy information to reflect current growth and performance.

2007 Peer Group

● Ameris Bancorp (ABCB)	● NewBridge Bancorp (NBBC)
● Cadence Financial Corporation (CADE)	● Pinnacle Financial Partners, Inc. (PNFP)
● Capital Bank Corporation (CBKN)	● Seacrest Banking Corporation of Florida (SBCF)
● Cardinal Financial Corporation (CFNL)	● SCBT Financial Corporation (SCBT)
● Fidelity Southern Corp. (LION)	● Southern Community Financial Corp. (SCMF)
● First Bancorp (FBNC)	● StellarONE Corporation (STEL)
● First Community Bancshares, Inc. (FCBC)	● TIB Financial Corp (TIBB)
● First M & F Corp (FMFC)	● Union Bankshares Corporation (UBSH)
● GB&T Bancshares Inc. (GBTB)	● Virginia Commerce Bancorp, Inc. (VCBI)

The committee attempts to make compensation decisions consistent with the objectives and considerations described above, including, in particular, market levels of compensation it believes are necessary to attract, motivate and retain an experienced and effective management team.  Notwithstanding the Corporation’s overall competitive pay positioning objectives, compensation opportunities for specific individuals vary based on a number of factors, such as performance, scope and breadth of duties, institutional knowledge, and potential difficulty in recruiting a new executive.  Actual total compensation in any given year will vary above or below target compensation levels of the peer group based primarily on the attainment of operating goals.

Components of the Compensation Program

FNB United’s executive compensation program is comprised of four primary components.  They are: base salary, annual cash incentives, long-term incentives, and benefits.  A brief description of these four components and related programs follows.

Annual Base Salary

FNB United pays its executives base cash salaries that are designed to provide competitive levels of compensation, taking into account the individual executive’s experience, performance, responsibilities, and past and potential contributions to the Corporation.  Salaries provide a basic level of compensation that is necessary to recruit and retain executives.  Periodic increases in salaries are based primarily on judgments of merit, guided by regular appraisals of individual work performance.    The Compensation Committee reviews a number of factors, including, as appropriate in individual cases, the executives’ general managerial oversight of the Corporation, the quality of their communications with the Board of Directors, the Corporation’s achievement of established performance goals, and the Corporation’s record of compliance with regulatory requirements.  There is no specific weighting applied to the factors considered.  The Compensation Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the Corporation’s compensation philosophy.  The goal is to provide executives and management employees with an opportunity to earn compensation that is fair, reasonable and competitive with that paid by other financial institutions similar in size and other respects to FNB United.

Base salary levels are also important because FNB United generally ties the amount of cash incentive compensation and retirement benefits to an executive’s base compensation.  For example, participation in the Corporation’s annual cash incentive plan is generally denominated as a designated percentage of one’s base salary.

The Compensation Committee is responsible for recommending to the Board of Directors the base salary for the Corporation’s chief executive officer.  The committee also approves the base salaries of the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer.

 In 2007, the Compensation Committee engaged Crowe Chizek and Company LLC, to review the Corporation’s salary and compensation structure for senior management in light of compensation paid to executive officers of comparable financial institutions of similar asset size.  Based in part on this review and its review of the Corporation’s overall financial performance and senior management’s leadership of the Corporation in its transition to a substantially larger banking organization, the committee recommended to the Board of Directors an increase in Mr. Miller’s base salary to $350,000 effective January 1, 2008.  The Board approved this increase.  The committee also approved the following base salaries for FNB United’s other named executive officers effective January 1, 2008:  Mr. Campbell, $180,000 and Mr. Hensley, $180,000.  Mr. Little retired as the Corporation’s principal financial officer in August 2007 and Mr. Bratton retired from his position as chief administrative officer in September 2007.  Mr. Severson joined the Corporation in July 2007.  Due to his short tenure with FNB United, his base salary of $180,000 was not adjusted.

Annual Cash Incentive Compensation

FNB United has established an annual cash incentive compensation plan that is designed to foster achievement of the Corporation’s annual performance goals.  All employees of CommunityONE Bank are eligible to participate in the plan.  The plan provides for payments based upon the bank’s performance as measured against key performance indicators approved early each year by the Compensation Committee for that year.  These performance indicators are generally established for asset growth and deposit growth, net interest margin, non-interest income, loan quality, and operating productivity.  The plan also requires that a predetermined level of return on assets be achieved before awards will be made under the plan.  Although CommunityONE Bank did not meet the targeted level for return on assets for 2007, the committee deemed it appropriate to make awards under the plan based on the employees’ overall performance and accomplishments in 2007 as measured against the other goals set forth in the plan for 2007.  All CommunityONE Bank employees received 1.5% of his or her base salary under the annual cash incentive compensation plan.

Eleven executive and senior officers of FNB United, including the named executive officers, also participate in an executive incentive plan.  Under this plan, these officers may receive additional annual cash payments if targeted returns on assets or equity or both established for the year and the key performance indicators identified by the Compensation Committee under the annual cash incentive compensation plan described above are achieved.  Based on the Corporation’s performance, the Compensation Committee determined not to make any awards under the executive incentive plan for 2007.

During 2007, the Compensation Committee worked with Crowe Chizek and Company LLC, and Clark Consulting to develop a new short-term executive incentive plan to replace the executive incentive plan described above.  The purpose of the plan is to provide more competitive rewards, as compared to FNB United’s peer group described above, for more competitive performance.  The plan will focus on achievement of specific goals related to core earnings per share growth and core net income.  Short-term incentive rewards are targeted at 25%

to 33% of base salary for executive and senior officers of the Corporation.  This plan was approved by the Board of Directors and became effective January 1, 2008.

The total cash incentives paid to the named executive officers for 2007 are shown in the Summary Compensation Table set forth under “Executive Compensation” below.

Long-Term Incentive Compensation

The Corporation believes that long-term incentives are important to focus attention on long-range objectives and future returns to shareholders.  Long-term incentive awards are equity-based and historically have taken the form of stock options and shares of restricted stock.  They are designed to align the executives’ interests with those of other shareholders, to encourage the retention of key executives, and to encourage significant stock ownership.  Awards are made under the FNB United Corp. 2003 Stock Incentive Plan.  Other than a stock option grant to Mr. Severson upon his employment with FNB United, the Corporation did not make any awards of equity-based compensation to any named executive officer in 2007.

In 2007, as in prior years, FNB United did not follow a predetermined formula or fixed methodology in making incentive equity awards.  These awards were made on a discretionary basis, generally reflecting the Corporation’s financial performance, the individual recipient’s level of responsibility, and the number of stock options and shares of restricted stock previously granted to the executive.  Working with Crowe Chizek and Company LLC, in 2007, the Compensation Committee developed a new long-term executive incentive plan for senior management and key employees, which was implemented as of January 1, 2008.  Under this plan, long-term equity awards in the form of a combination of stock-settled stock appreciation rights (SARs) and performance-vested restricted stock units may be awarded if the Corporation meets or exceeds various predetermined financial measures.  These measures include return on average assets, return on average equity, and the ratio of nonperforming assets to total assets, all as compared to the Corporation’s peer group described above.  In addition the Corporation must maintain a Tier 1 capital ratio of 7.0%.  FNB United retains the discretion to make equity incentive compensation awards outside of the new plan.

FNB United’s policy is to make grants of equity-based compensation only at current market prices.  The exercise price of stock options is set at the closing stock price on the date of grant and no “in-the-money” options or options with exercise prices below market value on the date of grant are granted.  Similarly, SARs will be granted at fair market value and will not reflect any discount.  The Corporation does not endeavor to make restricted stock awards, stock option grants or other equity grants at a particular time of the year but does try to make the awards and grants at times when they will not be influenced by scheduled releases of information.  The Corporation believes that it minimizes the influence of its disclosures of nonpublic information on the exercise price of its equity awards by setting vesting periods at one year or longer and by selecting dates several days or weeks after it reports its financial results and well in advance of its next anticipated earnings release.  FNB United does not otherwise time or plan the release of material, nonpublic information for the purpose of affecting the value of executive compensation.

The Compensation Committee oversees the administration of, and makes awards under, the Corporation’s equity-based employee incentive plans.  The committee is responsible for recommending to the Board of Directors the equity incentive awards for the Corporation’s chief executive officer.  The committee also approves the awards for the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer.  The Corporation expenses stock option grants in accordance with Statement of Financial Accounting Standard No. 123R (revised 2004), “Share-Based Payment.”

Benefits

401(k) Savings Plan.  FNB United sponsors a qualified 401(k) plan to provide a tax-advantaged savings vehicle for employees, including the named executive officers.  The Corporation believes that the 401(k) plan, and its contributions to the plan, increases the range of benefits offered to executives and enhances its ability to attract and retain employees.  All regular employees are eligible to participate in the plan.  Under the terms of the plan for 2007, eligible employees were permitted to defer up to $15,500 of their eligible pay, and FNB United made a matching contribution on a dollar for dollar basis on the first 6% of eligible pay deferred by the employee under the plan.  FNB United established its limit on its matching contributions by reference to market and peer practices.  An additional discretionary employer contribution may be made each year.  For 2007 employees with fewer than 10 years  received 2% of their base salary, employees with more than 10 but less than 20 years of service received 4% of base salary, and employees with 20 or more years of service received 6% of base salary.  All employer contributions to the 401(k) plan, both matching amounts and discretionary service amounts, are made in cash.  The 401(k) plan is the Corporation’s primary retirement benefit plan.

Pension Plan.  The Corporation has maintained a noncontributory, qualified pension plan.  In September 2006, the Board of Directors approved a modified freeze to the plan.  Effective December 31, 2006, no new employees are eligible to enter the plan.  Participants who were at least age 40, had earned 10 years of vesting service as an employee of FNB United and remained an active employee as of December 31, 2006, qualified under a grandfathering provision.  Under that provision, the participant will continue to accrue benefits under the plan through December 31, 2011.  The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006.  Of the named executive officers, Messrs. Miller and Little qualified under the grandfathering provision.  Mr. Little is now receiving retirement benefits under the plan.

Supplemental Executive Retirement Plans.   The Corporation offers a noncontributory, nonqualifed supplemental executive retirement plan (“SERP”) to seven executive and senior officers of CommunityONE Bank, including named executive officers Miller and Hensley.  Mr. Little was a participant prior to his retirement in 2007 and is now receiving benefits under the plan.  Mr. Severson will be eligible to participate beginning in 2008.  Adopted following the reduction in qualified pension plan benefits to executive and senior officers caused by limitations imposed by the Internal Revenue Code of 1986, as amended, the SERP is intended to supplement the retirement benefits available under the Corporation’s pension plan and to thereby attract and retain key executive talent.  Annual benefits payable under the SERP are based on factors similar to those for the pension plan described above and are limited to 60% of average compensation, offset by amounts payable under the pension plan and by 50% of Social Security benefits.  Average compensation for purposes of the SERP means the average annual compensation during the final 10 years of employment.

Participants in the SERP become 100% vested in their accrued benefits upon attaining either early or normal retirement age, upon a change in control of the Corporation, upon involuntary termination of employment that is not for cause, or upon a substantial reduction in the participant’s regular and material duties for the Corporation.  Participants who are terminated for cause or who voluntarily terminate their employment prior to reaching early or normal retirement age forfeit all benefits under the SERP.

In connection with the acquisition by the Corporation of Carolina Fincorp, Inc. in 2000, CommunityONE Bank assumed the obligations of Richmond Savings Bank, Inc., SSB under its Nonqualified Supplemental Retirement Plan with Mr. Campbell.  Under that plan, Mr. Campbell is entitled to a retirement benefit of $30,000 per year payable for 10 years commencing at age 65.  The plan also provides for a $300,000 death benefit payable to Mr. Campbell’s beneficiaries if his employment is terminated by his death prior to age 65.

Benefits and Perquisites

Believing that a healthy and secure workforce is best able to contribute to the Corporation’s performance, FNB United strives to provide its employees a set of core benefits, including medical, dental, disability and life insurance coverage, that are competitive with those offered by comparable banks and employers.  The Corporation also believes that providing benefits that are usual and customary within its peer group assists FNB United in attracting and retaining key executive talent.  The named executive officers participate in these benefits on the same terms as other eligible employees of the Corporation.

Perquisites represent a very small part of the Corporation’s overall compensation package, and are offered only after consideration of business need.  The Compensation Committee reviews annually the perquisites and other personal benefits provided to senior management.  The primary perquisites are reimbursement of country club expenses and the exclusive use of an automobile.  Automobiles are provided to Messrs. Miller and Campbell with the Corporation paying all operating and service expenses, including automobile insurance, related to the vehicle.  Any personal use of the automobile by the executive is accounted for and reported as additional compensation to the executive.  The Corporation sponsors golf or country club memberships for certain senior executives who have responsibility for the entertainment of clients and prospective clients.  The Corporation also pays the expenses for the spouses of Messrs. Miller and Campbell to accompany them to the annual conventions of the American Bankers Association or the North Carolina Bankers Association or both.

Employment Agreements

CommunityONE Bank has entered into employment agreements with Michael C. Miller and R. Larry Campbell to assure their continuing services to the bank.

Effective as of January 1, 2006, the Corporation entered into a new employment agreement with Michael C. Miller pursuant to which Mr. Miller will continue to be employed as chief executive officer and president of the Corporation and its principal subsidiary, CommunityONE Bank.  The employment agreement supersedes in its entirety the prior employment agreement between CommunityONE Bank and Mr. Miller dated December 27, 1995.

The employment agreement has an annually renewing three-year term, unless the Corporation notifies Mr. Miller of its intent not to extend the term.  In any event, the employment agreement will not extend beyond December 31 of the year in which Mr. Miller attains age 65.  The employment agreement provides for an annual base salary, subject to annual review, in an amount not less than Mr. Miller’s base salary as of January 1, 2006, which was $300,000, participation in all of the Corporation’s compensation and other benefit plans and programs, and various perquisites, including club memberships, vacation, and use of an automobile, all as are set forth in the employment agreement.

The employment agreement provides that it may be terminated by the Corporation with cause or as a result of Mr. Miller’s death or disability.  If terminated for cause, Mr. Miller would be entitled to receive only his base salary through the date of termination and the amount of any compensation previously deferred.  If the agreement is terminated due to Mr. Miller’s death, the Corporation will pay to his designated beneficiary or legal representative his then base salary through the last day of the calendar month in which the death occurs and a prorated bonus for the year of death based on his performance during the immediately preceding year.  In the event of Mr. Miller’s disability, he would continue to receive his then annual base salary for the otherwise remaining term of the agreement, less any disability payments to him from any disability plan of the Corporation or CommunityONE Bank.  Mr. Miller may terminate the agreement without good reason upon 60 days’ notice to the Corporation.  If he does so, the Corporation may cause the termination to be effective at any time during the notice period and Mr. Miller will be entitled to receive only his base salary and the other benefits of the agreement through the date of termination.

The employment agreement provides that if Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason, then the Corporation will (a) continue Mr. Miller’s then annual salary through the end of the otherwise remaining term of the agreement, (b) pay to Mr. Miller for the year of termination and for each subsequent calendar year or partial year through the end of the then current term of the agreement an amount (prorated in the case of any partial year) equal to the average of the bonuses paid to him for the three calendar years immediately preceding the year of termination, and (c) pay to Mr. Miller the amount of any compensation previously deferred by him.  All stock options and restricted stock awards granted to Mr. Miller and outstanding at the date of termination (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) will immediately and fully vest and Mr. Miller will have up to three years to exercise such outstanding options following the date of termination but not beyond their specified term.  In addition, the Corporation will continue to provide Mr. Miller with group health, disability and life insurance benefits, or their economic equivalent, until the first to occur of: (i) Mr. Miller’s return to employment with the Corporation, CommunityONE Bank or another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, (iv) the end of the term otherwise remaining under the agreement, or (v) December 31 of the second calendar year following the year in which Mr. Miller’s employment is terminated.

If a change in control (as defined in the employment agreement occurs) and Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason within 24 months after the change in control, then Mr. Miller will be entitled, in lieu of the above severance payments, to a lump sum payment, payable on the date six months after termination of employment, equal to 2.99 multiplied by Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control.   In addition, the Corporation will continue to provide Mr. Miller with group health, disability and life insurance benefits, or their economic equivalent, until the first to occur of: (i) Mr. Miller’s return to employment with the Corporation, CommunityONE Bank or another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, (iv) the end of the term otherwise remaining under the agreement, or (v) December 31 of the second calendar year following the year in which Mr. Miller’s employment is terminated.  The Corporation will also cause Mr. Miller to become fully vested in all plans in which he participated that do not address the effect of a change in control.  In the event that payments related to a change in control are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will provide Mr. Miller with an additional amount sufficient to enable Mr. Miller to retain the full amount of his change in control benefits as if the excise tax had not applied.

The employment agreement contains confidentiality provisions as well as provisions prohibiting Mr. Miller from competing with the Corporation or CommunityONE Bank during and for a period of time following his employment with the Corporation and CommunityONE Bank.

CommunityONE Bank entered into an employment agreement with Mr. Campbell in connection with the acquisition in 2000 of Carolina Fincorp, Inc.  The agreement has an annually renewing three-year term, unless either CommunityONE Bank or Mr. Campbell notifies the other of its intent not to renew, but the term is not to continue automatically for more than nine years.  The employment agreement provides that Mr. Campbell will receive an annual base salary initially set at $100,000 with increases as determined in accordance with CommunityONE Bank’s policies and practices for employee compensation.  The employment agreement also provides that it may be terminated by CommunityONE Bank with cause or as a result of Mr. Campbell’s death or disability.  Mr. Campbell may terminate the agreement upon 60 days’ notice to CommunityONE Bank.  In the event CommunityONE Bank terminates Mr. Campbell’s employment other than by reason of death, disability or “cause,” Mr. Campbell would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement.  CommunityONE Bank would also continue to provide Mr. Campbell with the benefits to which he is entitled under the agreement, or their economic equivalent, for the remaining term.  If Mr. Campbell’s employment is terminated by reason of continued disability, he would continue to receive his then annual base salary for the otherwise then remaining term of the agreement, less any disability payments to him from any disability plan of CommunityONE Bank or FNB United.  The agreement contains confidentiality provisions as well as provisions prohibiting Mr. Campbell from competing with CommunityONE Bank during and for a period of time following his employment with CommunityONE Bank.

Change of Control Agreements

Certain senior officers of CommunityONE Bank, including the currently employed named executive officers, other than Messrs. Miller and Campbell, have entered into change of control agreements with FNB United and CommunityONE Bank.  The purpose of the agreements is to secure the continued service of the officers in the event of a change of control and to provide the officers with security in such event so as to ensure their continued loyalty to maximize shareholder value as well as the continued safe and sound operation of the Corporation.  Each agreement provides that in the event of a termination of the officer’s employment in connection with, or within 24 months after, a change of control of FNB United or CommunityONE Bank, for reasons other than cause, the officer will receive a severance benefit as set forth in his or her agreement and is payable in one lump sum.  In addition, the officer may terminate his or her employment upon a change of control of the Corporation or CommunityONE Bank and receive the benefits described above if, within 24 months following a change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, the officer’s annual base salary is reduced below the amount in effect prior to the change of control, the officer’s benefits are reduced below their level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from his or her current principal work location.  Each agreement has an initial term of three years, which will be automatically extended for an additional one-year period on each anniversary date of the agreement so that the term will again be three years unless either the Corporation, including CommunityONE Bank, or the officer elects by written notice to the other not to continue the annual renewal.

Director Compensation

The Compensation Committee is responsible for reviewing and evaluating, at least annually, the compensation of the Board of Directors, including the appropriate mix of cash compensation and equity compensation, and recommending any changes in Board compensation.  In developing its recommendations, the committee is guided by the following:  compensation should fairly pay directors for work required in a bank of FNB United’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and director compensation should be simple, transparent and easily comprehensible by shareholders.

Directors who are not also employees of the Corporation or a subsidiary are paid a $750 monthly retainer and a fee of $750 for each Board meeting, including meetings of the board of directors of CommunityONE Bank, they attend and receive additional fees for committee meetings attended of $500 each.  Each committee chair receives a 1,000 annual retainer.

Nonmanagement directors are eligible for grants of nonqualified stock options under the Corporation’s incentive stock plan.  There were no stock options granted to the directors in the 2007 fiscal year.

Tax Considerations

It is the intent of the Corporation and the Compensation Committee that all incentive payments be deductible unless maintaining such deductibility would undermine FNB United’s ability to meet its primary compensation objectives or is otherwise not in its best interests.  The Corporation also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers that might have the effect of frustrating the purpose of the compensation.  There are various provisions of the Internal Revenue Code considered when making compensation decisions.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of compensation paid to the chief executive officer and the next four most highly compensated executive officers of the Corporation.  Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is “performance based.”  The Corporation and the Compensation Committee believe that all awards of stock options and shares of restricted stock made under its stock incentive plans are performance based.  The Compensation Committee did not consider the deductibility limits in making its compensation decisions for any of the named executive officers for the 2007 fiscal year, as the deductibility limits would not be exceeded under any circumstances.  However, the committee’s policy is to design and administer compensation programs that meet the objectives set forth above and to reward executives for corporate performance that meets established financial goals and, to the extent reasonably practicable and consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by FNB United.  The adoptions of the Corporation’s stock incentive plans, the 2003 Stock Incentive Plan and the 1993 Stock Compensation Plan, were in keeping with this policy.

Sections 280G and 4999

The change in control provisions of the employment agreement of the Corporation’s chief executive officer have a tax protection in the form of a gross up payment to reimburse the chief executive officer for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement.  Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control.  A payment as a result of a change in control must exceed three times the executive’s base amount to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.  The intent of the tax gross-up is to provide a benefit without a tax penalty to the Corporation’s chief executive officer if he is displaced in the event of a change in control.  The Compensation Committee believes that this tax protection for excess parachute payments for the chief executive officer is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of the Corporation’s overall executive compensation program.

Section 409A
Amounts deferred under the Corporation’s nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established.  Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty.  FNB United currently operates its plans in good faith compliance with Section 409A as permitted by the regulations issued by the Internal Revenue Service and is amending its plans as necessary to comply fully with the final Section 409A regulations.

Summary

In summary, FNB United believes that the combination of salary, cash incentives, potential for equity ownership in the Corporation, and set of benefits offered motivates the Corporation’s management team to produce strong returns for shareholders.  FNB United further believes that its compensation program permits the Corporation to operate its business effectively, appropriately rewards executives and all employees for their efforts on behalf of the Corporation, and remains focused on creating shareholder value.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Compensation Committee

A. Jordan, Chair
H. Ray McKenney, Jr.
Eugene B. McLaurin, II
J. M. Ramsay III

EXECUTIVE COMPENSATION

This section provides information relating to the compensation paid or payable to the Corporation’s principal executive officer, principal financial officers and three other most highly compensated executive officers in 2007.  These six individuals are referred to in this section as the “named executive officers. This section also provides information regarding the compensation paid to the directors of FNB United in 2007. Shareholders are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, shareholders are encouraged to read this section in conjunction with the Compensation Discussion and Analysis above.

The following table shows for the fiscal years ended December 31, 2007 and 2006, the compensation of the named executive officers.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Comp. ($) (6)	Total ($)
Michael C. Miller Chairman and President of the Corporation and CommunityONE Bank, N.A.	2007 2006	325,000 300,000	na 7,500	24,693 11,318	20,651 22,590	4,875 37,800	156,000 134,000	36,326 13,812	567,545 527,020
R. Larry Campbell Executive Vice President and Secretary of the Corporation and CommunityONE Bank, N.A.	2007 2006	160,039 148,333	na 3,708	15,433 7,074	14,531 16,470	2,400 18,690	60,385 69,702	34,260 13,083	287,048 277,060
R. Mark Hensley Executive Vice President of CommunityONE Bank, N.A.	2007 2006	150,000 131,250	na 3,281	15,217 6,974	13,309 14,214	2,250 16,538	18,400 16,000	18,258 7,510	217,434 195,767
Mark A. Severson Chief Financial Officer, Treasurer and Vice President of the Corporation and Chief Financial Officer and Executive Vice President of CommunityONE Bank, N.A. (7)	2007	86,769	10,000	na	2,693	1,302	na	19,144	119,908
Jerry A. Little Treasurer and Secretary of the Corporation and Senior Vice President and Secretary of CommunityONE Bank, N.A. (8)	2007 2006	101,264 126,250	Na 3,156	6,688 5,659	9,941 16,470	na 15,908	77,000 120,000	11,527 7,662	206,420 295,105
Robert O. Bratton Vice President of the Corporation and Executive Vice President of CommunityONE Bank, N.A. (9)	2007	131,265	19,500	na	4,890	na	na	11,523	167,178

(1)	The amounts in this column for 2007 represents a $10,000 signing bonus for Mr. Severson, and for Mr. Bratton, the remaining $19,500 of his 2006 signing bonus, which was paid in February 2007.
(2)
FNB United granted shares of restricted stock in July 2006 to certain employees, including the named executive officers. The values in this column for 2007 represent the SFAS 123R expense recognized in 2007 by the Corporation, using the methods and assumptions described in the Corporation’s 2007 Annual Report on Form 10-K. Awards were: Mr. Miller, 4,000 shares; Mr. Campbell, 2,500 shares; Mr. Little, 2,000 shares; and Mr. Hensley, 2,500 shares. The restricted shares were awarded to Messrs. Miller, Campbell and Little on July 19, 2006 at a grant date price of $18.52. The award for Mr. Hensley was made on July 17, 2006 with a grant date price of $18.26.  These stock awards vest and the restrictions lapse ratably in three equal installments over a three-year period.

(3)
The values in this column for 2007 reflect the SFAS 123R expense recognized in 2007 by the Corporation for outstanding stock option grants, using the methods and assumptions described in the Corporation’s 2007 Annual Report on Form 10-K. Options were granted on July 23, 2002 at an exercise price of $16.15, on December 18, 2003 at an exercise price of $21.89, on December 16, 2004 at an exercise price of $19.82, on September 13, 2006 at an exercise price of $18.10, and on July 9, 2007 at an exercise price of $15.85. All of these stock option grants vest and became exercisable ratably in five equal installments, beginning on the first anniversary of the grant date. The following inputs were used in the Black-Scholes methodology for the 2002 award: expected volatility, 18.00%; risk-free interest rate, 4.00%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2003 award: expected volatility, 36.00%; risk-free interest rate, 3.50%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2004 award: expected volatility, 36.00%; risk-free interest rate, 3.80%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2006 stock option grant:  expected volatility, 31%; risk-free interest rate, 4.67%; expected life, 6 years; expected dividend yield, 3.25%.  The following inputs were used in the Black-Scholes methodology for the 2007 stock option grant: expected volatility, 26.00%; risk-free interest rate, 4.95%; expected life, 6 years; expected divided yield, 3.57%. The resulting Black-Scholes grant values for the 2002, 2003, 2004, 2006, and 2007 awards are $2.82, $6.60, $5.64, $4.89 and $3.59 per share, respectively. The number of shares of common stock subject to the stock option awards for the named executive officers were:

Name	2002 Award	2003 Award	2004 Award	2006 Award	2007 Award
Miller	7,500	7,500	7,500	na	na
Campbell	7,500	5,000	5,000	na	na
Hensley	3,500	5,000	5,000	na	na
Severson	na	na	na	na	7,500
Little	7,500	5,000	5,000	na	na
Bratton	na	na	na	5,000	na
(4)
This column represents payments made under FNB United’s annual cash incentive plan. The amounts represent 1.5% of salary for each of the named executive officers who received an award for the 2007 fiscal year.  No amounts were awarded under the executive incentive plan for fiscal year 2007.

(5)
This column represents the change in pension value during 2007 for each of the named executive officers. The aggregate change in the actuarial present value of the accumulated benefit for 2007 under the Corporation’s qualified pension plan is as follows: Mr. Miller, $56,000; Mr. Campbell, $41,000; Mr. Little, $37,000; and Mr. Hensley, $2,000. The aggregate change in the actuarial present value for the Supplemental Executive Retirement Plan during 2007 for each named executive officer is as follows: Mr. Miller, $100,000; Mr. Little, 40,000; and Mr. Hensley, $16,400.  Under Mr. Campbell’s Nonqualified Supplemental Retirement Plan, the aggregate change in actuarial present value is $19,385.  Mr. Severson and Mr. Bratton were not participants in the SERP in 2007.

(6)	2007 All Other Compensation for the named executive officers includes the total of the following benefits and perquisites:
Name	Auto Allowance	Employer 401(k) Match	Employer 401(k) Discretionary Contribution	Country Club Fees	Imputed Value Split Dollar Life Insurance	Relocation Expenses
Michael C. Miller	1,584	13,500	16,000	5,242	Na	Na
R. Larry Campbell	7,070	13,232	9,602	1,740	2,616	Na
R. Mark Hensley	2,130	11,748	3,000	1,380	Na	Na
Mark A. Severson	na	na	na	1,200	Na	17,944
Jerry A. Little	na	9,607	na	1,920	Na	Na
Robert O. Bratton	na	9,503	na	2,020	Na	Na

(7)	Mr. Severson was hired on July 9, 2007.
(8)	Mr. Little retired as Chief Financial Officer on August 10, 2007.
(9)	Mr. Bratton retired on September 30, 2007.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in 2007:  (1) the grant date; (2) the estimated future payouts under the Corporation’s annual cash incentive plan and executive incentive plan; (3) the number of shares underlying all other stock option awards, which consist of stock options awarded to the named executive officers under the Corporation’s 2003 stock incentive plan; (4) the exercise price of stock options awarded to named executive officers; and (5) the grant date fair value of the awarded stock options.  The Corporation’s non-equity incentive plans do not provide for threshold, target or maximum payouts that may be made under those plans.  Therefore, the amount shown for estimated future payouts under non-equity incentive plan awards is a representative amount based on performance in 2007.  The Corporation has not made any awards under its equity incentive plans that require the satisfaction of performance conditions other than continued employment.  FNB United did not award any shares of restricted stock in 2007.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1) (2) Target ($)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Michael C. Miller	na	81,250	na	na	na
R. Larry Campbell	na	40,010	na	na	na
R. Mark Hensley	na	37,500	na	na	na
Mark A. Severson	7/9/2007	21,692	7,500	15.85	24,650
Jerry A. Little	na	25,316	na	na	na
Robert O. Bratton	na	32,816	na	na	na

(1)
This column shows the potential payment under the Corporation’s annual cash incentive programs.  The amounts shown are representative, based on performance in 2007.  The Compensation Discussion and Analysis provides more information about these plans.

(2)
The amounts shown for Messrs. Little and Bratton reflect the target dollar amounts for which they were eligible in 2007.  Because neither individual was employed by the Corporation at year-end 2007, neither officer received an award for 2007.

(3)	In connection with his employment by FNB United, Mr. Severson received a stock option grant for 7,500 shares on July 9, 2007, at an exercise price of $15.85 per share.

  Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted stock awards by the named executive officers, other than Messrs. Little and Bratton, who have no outstanding equity awards.  This table includes unexercised and unvested option awards.  Each equity grant is shown separately for each named executive officer.  The vesting schedule for each grant is shown by footnote to this table, based on the option or stock award date.  The market value of the stock awards is based on the closing market price of FNB United common stock as of December 31, 2007 (the last business day of the fiscal year), which was $12.16.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Date When Fully Vested (2)
Michael C. Miller	7,500	0	14.13	12/9/2009	na	na	12/10/2004
Michael C. Miller	25,000	0	11.75	12/20/2010	na	na	12/21/2005
Michael C. Miller	7,500	0	16.15	7/22/2012	na	na	7/23/2007
Michael C. Miller	6,000	1,500	21.89	12/17/2013	na	na	12/18/2008
Michael C. Miller	4,500	3,000	19.82	12/15/2014	na	na	12/16/2009
Michael C. Miller	na	na	na	na	2,667	32,431	7/19/2009
R. Larry Campbell	3,000	0	11.75	12/20/2010	na	na	12/21/2005
R. Larry Campbell	7,500	0	16.15	7/22/2012	na	na	7/23/2007
R. Larry Campbell	4,000	1,000	21.89	12/17/2013	na	na	12/18/2008
R. Larry Campbell	3,000	2,000	19.82	12/15/2014	na	na	12/16/2009
R. Larry Campbell	na	na	na	na	1,667	20,271	7/19/2009
R. Mark Hensley	3,500	0	16.15	7/22/2012	na	na	7/23/2007
R. Mark Hensley	4,000	1,000	21.89	12/17/2013	na	na	12/18/2008
R. Mark Hensley	3,000	2,000	19.82	12/15/2014	na	na	12/16/2009
R. Mark Hensley	na	na	na	na	1,667	20,271	7/17/2009
Mark A. Severson	0	7,500	15.85	7/9/2017	na	na	7/9/2012

(1)
The market value of shares that have not vested are based on the closing price on December 31, 2007 of $12.16.  Dividends are paid on shares of restricted stock at the same time as dividends on the Corporation’s other outstanding shares of common stock are paid.

(2)
Stock options vest and become exercisable ratably in five equal annual installments, beginning on the first anniversary of the grant date.  Restricted stock awards vest ratably in three equal annual installments, beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the exercises of stock options by the named executive officers and the vesting of shares of restricted stock held by the named executive officers during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Michael C. Miller	na	na	1,333	21,075
R. Larry Campbell (1)	22,000	60,940	833	13,170
R. Mark Hensley	na	na	833	13,161
Mark A. Severson	na	na	na	na
Jerry A. Little (2)	10,000	8,800	666	10,529
Robert O. Bratton	na	na	na	na

(1)	Mr. Campbell exercised options for 22,000 shares on November 21, 2007, with an exercise price of $9.82, and market price of $12.59 per share.
(2)	Mr. Little exercised options for 10,000 shares on December 13, 2007, with an exercise price of $11.75, and market price of $12.63 per share.
(3)
Shares of restricted stock for Messrs. Miller, Campbell, and Little vested on July 19, 2007, at a market price of $15.81.  Shares of restricted stock for Mr. Hensley vested on July 17, 2007, at a market price of $15.80.

Pension Benefits

The table below sets forth information on the retirement benefits for the named executive officers under the FNB United Corp. Employees’ Pension Plan, the FNB United Corp. Supplemental Executive Retirement Plan (SERP), and, in the case of Mr. Campbell, the Nonqualified Supplemental Retirement Plan.  The defined benefit plans were designed to work together so that, on an aggregated basis with Social Security benefits, they would provide targeted levels of benefits to the named executive officers.  More information about these plans is provided following the table.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Michael C. Miller	FNB Corp. Employees' Pension Plan (3)	22	457,000	na
Michael C. Miller	FNB Corp. SERP (4)	15	335,000	na
R. Larry Campbell	FNB Corp. Employees' Pension Plan	8	189,000	na
R. Larry Campbell	Nonqualified Supplemental Retirement Plan (5)	na (6)	183,372	na
R. Mark Hensley	FNB Corp. Employees' Pension Plan	6	32,000	na
R. Mark Hensley	FNB Corp. SERP	7	47,400	na
Jerry A. Little	FNB Corp. Employees' Pension Plan	23	480,000	14,200
Jerry A. Little	FNB Corp. SERP	23	183,000	5,400

(1)  Mr. Severson and Mr. Bratton were not eligible for either of these plans in 2007.

(2) Values reflect the actuarial present value of the named executive officers’ accumulated benefit under the Corporation’s pension plan and the Corporation’s supplemental executive retirement plan, computed as of December 31, 2007. The actuarial present values were determined based upon RP-2000 Mortality Table with a 15-year projection and a discount rate of 6.50%. These assumptions are consistent with those utilized in the development of the Corporation’s financial disclosures under SFAS Nos. 87, 123R and 158. The value shown for Mr. Campbell’s Nonqualified Supplemental Retirement Plan shows the accrued amount as of December 31, 2007. CommunityONE Bank funds this benefit to provide a fixed payment at retirement. Values for all calculations assume that the retirement age will be the normal retirement age as defined in the plans.

The FNB United Corp. Employees’ Pension Plan is a tax-qualified, broad-based plan that was available to all regular, full and part-time employees of CommunityONE Bank. Prior to the modified freeze placed on the plan effective December 31, 2006 and discussed below, employees became participants on January 1 or July 1 following completion of the eligibility requirements of one year of service and attainment of age 21. The pension plan formula calculates the benefit based on final average pay (last ten consecutive plan years of compensation during all of which the participant worked), times years of service multiplied by specific percentages as shown in the formulas that follow:

The amount of annual retirement benefit payable according to the normal form of payment is calculated as the greater of (a) or (b):

(a)	1.00% of final average compensation multiplied by years of service, plus 0.65% of final average compensation less covered compensation multiplied by years of service (maximum 35 years).

(b)
December 31, 1988 accrued benefit multiplied by the ratio (not less than one) of final average compensation at termination over final average compensation at December 31, 1988, plus 1.00% of final average compensation multiplied by years of service since December 31, 1988, plus 0.65% of final average compensation less covered compensation multiplied by years of service since December 31, 1988 with a maximum of 35 years including service prior to December 31, 1988 less service to December 31, 1988. Covered compensation is the average of Social Security taxable wage base for the 35-year period ending at the participant’s Social Security retirement age.

The retirement benefit under the pension plan becomes 100% vested when participants complete five years of service. All participants become 100% vested upon attainment of their normal, early or disability retirement date. The normal retirement date for each participant is the first of the month coincident with or next following the attainment of age 65, but not earlier than the five-year anniversary of the plan participant. The normal form of benefit is a single life annuity for an unmarried participant and a joint and 50% survivor annuity for a married participant. A participant may elect other forms of payment, including a joint and 100% survivor annuity, and with the spouse’s written consent a 10-year certain and continuous annuity. A spouse’s consent is also required for a married participant who elects a single life annuity. The single life annuity provides the largest monthly payment to the participant, although payments under this option stop at the participant’s death.

The Corporation placed a modified freeze on the pension plan. Effective December 31, 2006, no new employees were eligible to enter the plan. Participants who met the requirements of a grandfathering provision will continue to accrue benefits under the pension plan through December 31, 2011. These requirements are that the participant must have been at least age 40, must have earned 10 years of vesting service as an employee of FNB United and must have remained an active employee, all as of December 31, 2006. In addition, the plan’s definition of final average compensation for the grandfathered participants was improved from a ten-year averaging period to a five-year averaging period as of January 1, 2007. The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006. Of the named executive officers, Messrs. Miller and Little qualified under the grandfathering provision.

The Supplemental Executive Retirement Plan for Messrs. Miller, Little and Hensley has a target annual benefit of 10% of final average compensation, plus 3% of final average compensation for each year of credit service with a maximum benefit of 60% of average earnings. The amount of the annual retirement benefit, payable as a life annuity, is calculated by taking the non-qualified plan target and subtracting the pension plan benefit and the Social Security offset.

The normal retirement date for the SERP is the same as for the pension plan. All participants are 100% vested upon attainment of their early or normal retirement age. Early retirement benefits are contingent upon the attainment of age 55 and the completion of 10 years of credited service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly early retirement benefit is the participant’s accrued benefit reduced to reflect the early commencement of payments. The reduction is 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the benefit commences prior to normal retirement date.

The Nonqualified Supplemental Retirement Plan with Mr. Campbell provides for a retirement benefit of $30,000 per year payable for 10 years commencing at age 65, and is not based on years of service.

Nonqualified Deferred Compensation

FNB United does not provide employees with nonqualified deferred compensation opportunities, nor does it offer nonqualified defined contribution plans.

Potential Payments upon Termination

The discussion and tables below reflect the amount of compensation to each of the named executive officers of FNB United in the event of termination of such executive’s employment.  The amounts shown assume a termination date of December 31, 2007. Such amounts are estimates.  They do not include compensation and benefits available to all of FNB United’s general employees on a non-discriminatory basis.  “COC” refers to a change of control event, as defined by the agreement with each officer.  Mr. Little retired as chief financial officer on August 10, 2007, and has an annual benefit under the Supplemental Executive Retirement Plan of $16,185. He is not included in the table below due to his retirement.  Post-termination benefits also do not apply to Mr. Bratton as he retired on September 30, 2007.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination	Early Retirement	Involuntary or Good Reason Termination (Miller and Hensley), Involuntary Termination (Campbell)	Termination by FNB United Other Than for Cause or By the Executive With Good Reason After a COC	Death	Disability
Michael C. Miller
2.99 Times Annual Compensation	na	na	na	1,017,054	na	na
Tax Gross-up	na	na	na	452,938	na	na
Salary	na	na	650,000	na	na	260,000
Cash Incentive	na	na	244,857	na	na	na
Intrinsic Value of Unvested Stock Options	na	na	0	0	na	na
Value of Unvested Restricted Stock	na	32,431	32,431	32,431	na	na
SERP	363,600	0	0	107,100	na	na
Health, Disability, & Life Insurance	na	na	13,952	13,952	na	na
Total	363,600	32,431	941,239	1,623,474	0	260,000
R. Larry Campbell
Salary	na	na	200,049	na	na	80,019
Health, Disability, & Life Insurance	na	na	7,345	na	na	na
NSRP[3]	0	0	183,372	na	300,000	255,127
Total	0	0	390,765	0	300,000	335,146
R. Mark Hensley
Salary	na	na	na	131,250	na	na
Bonus	na	na	na	19,632	na	na
SERP	0	0	61,200	61,200	na	na
Total	0	0	61,200	212,082	0	0
Mark A. Severson
Severance Benefit	na	na	na	360,000	na	na

(1) All options outstanding on December 31, 2007, were underwater and had no intrinsic value.
(2) Based on the December 31, 2007, closing price of FNB United stock ($12.16).
(3) The SERP and NSRP values under Voluntary Termination are the present values of the benefit payment.  For all other termination scenarios, incremental values are shown (i.e., the difference between the present value of the benefit less the vested amount under Voluntary Termination).  For example, the present value of Mr. Miller’s SERP under Voluntary Termination is $363,600.  The present value of his SERP under Early Retirement is also $363,600, therefore the incremental value is -0- under Early Retirement.

Voluntary Termination (Miller) & Early Retirement (Miller and Campbell)

Under FNB United’s Supplemental Executive Retirement Plan (SERP), Mr. Miller is eligible for a voluntary termination benefit because he has met the early retirement requirements of the plan. The benefit is the same under voluntary termination and early retirement.  No other named executive officers would receive benefits under this plan under voluntary termination and no other named executive officers were eligible for early retirement as of December 31, 2007.  Early retirement is defined as completing 10 or more years of service and attaining age 55.  Payment of the benefit may commence on the earlier of the officer’s early retirement date or normal retirement date and may take the form of a life annuity (normal form), life annuity with a 10 or 15 year period certain, a joint and 50% (or 100%) survivor annuity, or a lump sum payment if the actuarial present value of the lump sum amount does not exceed $10,000.  Upon early retirement, Mr. Miller’s employment agreement provides that all outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest.

In the event a participant in the SERP who is vested in his or her benefits retires early, the Corporation has the discretion to modify the benefits payable under the SERP to that individual. For example, FNB United may choose to provide an increased SERP benefit to replace the reductions for early retirement made under both the pension plan and the SERP so that the executive receives the same total benefit that he would have been eligible for at the normal retirement date.

Involuntary or Good Reason Termination (Miller and Hensley), Involuntary Termination (Campbell)

Under Mr. Miller’s employment agreement, if the Corporation terminates his employment without cause or if Mr. Miller terminates his employment with good reason, then Mr. Miller is to receive his base salary through the end of the then-current term of the agreement and an amount for the year of termination and for each year remaining in the term equal to the average bonuses paid to Mr. Miller under the Corporation’s annual cash incentive plan and executive plan for the three calendar years prior to the year of termination (prorated in the case of any partial year).  Mr. Miller’s employment agreement provides that all outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest.  He is entitled to continuation of group health, disability and life insurance benefits or the economic equivalent of such benefits. Such benefits are to be continued until the first to occur of his return to employment with FNB United or another employer, December 31 of the year in which he reaches age 65, the end of the term remaining under the employment agreement at the time his employment terminates, or December 31 of the second calendar following the year in which Mr. Miller’s employment terminates.  The table assumes two additional years of these benefits are paid.

Under involuntary termination or good reason termination, Messrs. Miller and Hensley are eligible for a SERP benefit.  The SERP defines good reason as a substantial reduction of the participant’s regular and material duties of his job.

According to Mr. Campbell’s employment agreement, if the Corporation terminates his employment without cause, then Mr. Campbell is to receive his base salary through the end of the then-current term of the agreement.  He is entitled to continuation of either the benefits to which he is entitled under the agreement or their economic equivalent for the remainder of the term of the agreement.  We assume 15 additional months of these benefits are paid in the table calculations.

Termination by FNB United Other Than For Cause or By the Executive for Good Reason After a COC (Miller, Hensley, Severson)

Mr. Miller’s employment agreement provides for enhanced benefits if his employment is terminated either by the Corporation without cause or by Mr. Miller for good reason within 24 months following a change in control. Those benefits include a cash payment in an amount equal to 2.99 times Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control, and continuation of group health, disability and life insurance benefits or their economic equivalent until the first to occur of his return to employment with FNB United or another employer, December 31 of the year in which he reaches age 65, the end of the term remaining under the employment agreement at the time his employment terminates, or December 31 of the second calendar following the year in which Mr. Miller’s employment terminates.  We assume two additional years of these benefits in the table calculations.  He becomes fully vested in his accrued benefit under the SERP as of the date of the change in control and all service years worked are credited.  Payment of the SERP benefit may commence on the earlier of the officer’s early retirement date or normal retirement date and may take the form of a life annuity (normal form), life annuity with a 10 or 15 year period certain, a joint and 50% (or 100%) survivor annuity, or a lump sum payment if the actuarial present value of the lump sum amount does not exceed $10,000.  All of his outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest.  Mr. Miller is also entitled to a tax “gross-up” payment in the event any of the foregoing benefits subject Mr. Miller to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code.

The change of control agreements for Messrs. Hensley and Severson provide, in the event of a termination of employment in connection with, or within 24 months after a change of control, for reasons other than cause, or by the officer for good reason, each officer will receive a severance benefit.  Based on years of service, Mr. Hensley would be entitled to a benefit equal to his total cash compensation (salary and bonus) for the fiscal year immediately prior to the year in which the change of control occurred.  Mr. Severson would be entitled to the greater of (a) two times his total cash compensation (salary and bonus) paid during the calendar year ended immediately prior to the change of control or (b) $360,000.  The greater amount for a termination in 2007 is $360,000.

Death (Campbell)

Mr. Campbell’s Nonqualified Supplemental Retirement Plan provides a death benefit of $300,000 if he dies before age 65.

Disability (Miller and Campbell)

Mr. Miller’s employment agreement provides that if his employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement.  Per Mr. Campbell’s employment agreement, if his employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement.  Mr. Campbell’s Nonqualified Supplemental Retirement Plan provides a disability benefit of $30,000 per year until age 65 (with the normal retirement benefit paid thereafter).

Termination for Cause

If FNB United terminates any of the named executive officers for cause, FNB United shall have no obligations to the executive after the date of termination.

2003 Stock Incentive Plan

Under the 2003 Stock Incentive Plan, the vesting of equity does not automatically accelerate under any termination events.  We assume no equity acceleration unless the acceleration is specified in the officer’s employment agreement.  However, notwithstanding any other provision of the plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Corporation or leave of absence approved by the Corporation, or in the event of hardship or other special circumstances, of a participant who holds an option that is not immediately and fully exercisable or any restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, the Compensation Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including waiving or modifying any limitation or requirement with respect to any award under the plan.

NONMANAGEMENT DIRECTORS COMPENSATION

The following table sets forth the compensation paid to the Corporation’s nonmanagement directors for fiscal 2007.  Directors who are not also employees of the Corporation or a subsidiary are paid $750 for each Board meeting they attend, including meetings of the CommunityONE Bank board, and receive additional fees for committee meetings attended of $500 each.  Each committee chair receives a $1,000 annual retainer.

Nonmanagement directors are eligible for grants of nonqualified stock options and shares of restricted under the Corporation’s incentive stock plan.  There were no stock options granted to the directors in the 2007 fiscal year.  FNB United does not provide any non-equity incentive compensation to the directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Jacob F. Alexander	27,250	na	27,250
Larry E. Brooks	23,150	na	23,150
James M. Campbell, Jr.	27,550	6,884	34,434
David E. Cline	7,150	na	7,150
Darrell L. Frye	23,900	6,884	30,784
W.L. Hancock	26,550	6,884	33,434
Hal F. Huffman, Jr.	3,000	na	3,000
Robert P. Huntley	18,450	na	18,450
Thomas A. Jordan	23,750	6,884	30,634
Lynn S. Lloyd	23,050	na	23,050
H. Ray McKenney	26,750	na	26,750
Eugene B. McLaurin II	23,900	6,120	30,020
R. Reynolds Neely, Jr.	24,650	6,884	31,534
Richard K. Pugh	27,350	6,884	34,234
J. M. Ramsay III	21,350	6,884	28,234
Carl G. Yale	23,650	na	23,650

(1)
The amounts in this column reflect the Corporation’s SFAS 123R expense recognized in 2007 for outstanding stock option grants, using the methods and assumptions described in the Corporation’s 2007 Annual Report on Form 10-K. Options were granted on July 23, 2002 at an exercise price of $16.15, on December 18, 2003 at an exercise price of $21.89, on December 16, 2004 at an exercise price of $19.82. The following inputs were used in the Black-Scholes methodology for the 2002 award: expected volatility, 18.00%; risk-free interest rate, 4.00%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2003 award: expected volatility, 36.00%; risk-free interest rate, 3.50%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2004 award: expected volatility, 36.00%; risk-free interest rate, 3.80%; expected life, 6 years; expected divided yield, 2.75%. The resulting Black-Scholes grant values for the 2002, 2003, and 2004 awards are $2.82, $6.60, and $5.64 per share, respectively.  In 2002, options for 2,500 shares were granted to each of Messrs. J. Campbell, Frye, Hancock, Jordan, Neely, Pugh, and Ramsay.  In 2003, options for 2,500 shares were granted to each of Messrs. J. Campbell, Frye, Hancock, Jordan, McLaurin, Neely, Pugh, and Ramsay.  In 2004, options for 2,500 shares were granted to each of Messrs. Campbell, Frye, Hancock, Jordan, McLaurin, Neely, Pugh, and Ramsay.

(2)
Aggregate Number of Option Awards Outstanding at Fiscal Year End:  Mr. J. Campbell, 7,500; Mr. Frye, 7,500; Mr. Hancock, 7,500; Mr. Jordan, 7,500; Mr. McLaurin, 5,000; Mr. Neely, 7,500; Mr. Pugh, 7,500; and Mr. Ramsay, 5,500.

EQUITY COMPENSATION PLAN INFORMATION

 The following table sets forth information on outstanding equity awards under the Corporation’s equity compensation plans as of December 31, 2007.

Number of
	Number of		Securities
	Securities to Be	Weighted-Average	Remaining
	Issued upon	Exercise	Available for
Plan Category	Exercise	Price	Future Issuance (1)
Equity Compensation Plans
approved by Shareholders (2)	739,064	$16.61	782,002

Equity Compensation Plans Not
Approved by Shareholders (3)	---	---	---

Total	739,064	$16.61	782,002

(1)	The number of securities remaining available for issuance at December 31, 2007 excludes the number of securities to be issued upon exercise of outstanding options.
(2)
Under equity compensation plans approved by shareholders at December 31, 2007, securities to be exercised under outstanding stock options amounted to 698,848 with a weighted-average exercise price of $16.61.  Additionally, there were 40,216 shares of non-vested restricted stock with a weighted-average grant date fair value of $18.16.

(3)	There were no equity compensation plans at December 31, 2007 that had not been approved by shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Corporation or any of its subsidiaries or performs services for the Corporation or its subsidiaries other than as a director.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain of the directors and officers of the Corporation and its subsidiaries and companies with which they are affiliated were customers of and borrowers from CommunityONE Bank in the ordinary course of business in 2007.  Similar banking transactions are expected to take place in the future.  In the opinion of management, all outstanding loans and commitments included in such transactions were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with other customers and did not involve more than normal risk of collectibility or contain other unfavorable features.

           Mr. Alexander holds a 50% membership interest in SBJA, LLC, which leases real property to CommunityONE Bank for a two-story regional and branch office building in Salisbury, North Carolina.  The lease has a 15-year term and calls for annual aggregate lease payments of approximately $296,000 per year.  CommunityONE Bank may extend the lease for four consecutive five-year periods.

The Corporation recognizes that related party transactions can present actual or potential conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of FNB United.  Therefore, the Board of Directors has adopted a “Regulation O Policy,” which it applies not only to extensions of credit to executive officers, directors and principal shareholders but also is guided by that policy with respect to any transaction involving an insider.  Under the policy, any actual or potential conflict of interest regarding insiders must be promptly disclosed to the Board of Directors for consideration, whether the conflict is intended or unintended.  The Board retains final authority to approve any transaction with an insider.  The involved insider is required to abstain from the Board’s approval process with respect to any transaction in which the insider may obtain any direct or indirect benefit.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of March 21, 2008, certain information with respect to the beneficial ownership of FNB United common stock by directors, by the named executive officers and by directors and executive officers as a group.

	Amount and Nature of	Percent
Name	Beneficial Ownership (1) (2)	of Class

Jacob F. Alexander III	2,114	*
Robert O. Bratton	-	*
Larry E. Brooks	21,626	*
James M. Campbell, Jr.	80,693	*
R. Larry Campbell	75,571 (3)	*
Darrell L. Frye	13,700	*
R. Mark Hensley	14,096	*
Hal F. Huffman, Jr.	43,402	*
Thomas A. Jordan	49,331	*
Jerry A. Little	12,049	*
Lynn S. Lloyd	23,744	*
H. Ray McKenney, Jr.	88,399	*
Eugene B. McLaurin, II	12,376	*
Michael C. Miller	117,544 (4)	1.02%
R. Reynolds Neely, Jr.	160,160 (5)	1.40%
J. M. Ramsay III	85,411	*
Suzanne B. Rudy	-	*
Mark A. Severson	4,000	*
Carl G. Yale	10,000	*

Directors and executive officers	814,219 (3)(4)(5)	7.04%
as a group (19 persons)
__________

*	Less than one percent.

(1)
Includes shares held by directors’ and executive officers’ immediate families, including spouse and/or children residing in same household.  Does not include 1,000 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.

(2)
Includes shares subject to stock options exercisable as of March 21, 2008 or within 60 days thereafter for Mr. J. Campbell (12,500 shares), Mr. R. Campbell (17,500 shares), Mr. Frye (12,500 shares), Mr. Jordan (12,500 shares), Mr. McKenney (5,287 shares), Mr. McLaurin (3,500 shares), Mr. Miller (50,500 shares), Mr. Neely (14,500 shares), Mr. Ramsay (4,000 shares), Mr. Hensley (10,500 shares), and all directors and executive officers as a group (143,287 shares).  With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the Corporation’s 401(k) plan as follows:  Mr. Miller (8,872 shares), Mr. Campbell (3,924 shares), Mr. Hensley (1,096 shares) and Mr. Severson (115 shares).  Further with respect to executive officers, also included shares of restricted stock that are not fully vested as follows: Mr. R. Campbell(1,667 shares), Mr Hensley (1,096 shares), and Mr. Miller (2,667 shares). These individuals have voting power over these restricted shares.

(3)	22,000 of these shares are pledged to Silverton Bank to secure a loan made to Mr. Campbell.

(4)	17,815 of these shares are pledged to Silverton Bank and 27,600 shares are pledged to Merrill Lynch & Co., Inc. to secure loans made to Mr. Miller.

(5)
Includes 70,143 shares held of record by the estate of Mr. Neely’s mother, Stella H. Neely, and over which Mr. Neely and his sister have joint voting and dispository control as co-executors.  All of these 70,143 shares are pledged to CommunityONE Bank to secure a loan made to the Stella H. Neely Estate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation’s directors, its executive officers, and any persons holding more than 10 percent of the Corporation’s stock are required to report their ownership of the Corporation’s stock and any changes in that ownership to the Securities and Exchange Commission.  Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during 2007.  All of these filing requirements were satisfied by its directors and executive officers except that each of Mr. Alexander and Mr. McKenney filed a Form 4 after its due date, and Ms. Rudy’s Form 3 filing was late.   In making these statements, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Dixon Hughes PLLC independent auditors for the Corporation for the 2008 fiscal year.  A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting of Shareholders.  The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions, including those relating to the 2007 audit of the Corporation’s financial statements.

Disclosure of Auditor Fees

The following is a summary of the fees billed or expected to be billed to the Corporation by Dixon Hughes PLLC for professional services rendered for the fiscal years ended December 31, 2007 and 2006:

Fee Category	2007	2006

Audit Fees	$337,127	$295,400
Audit-Related Fees	31,309	55,785
Tax Fees	60,160	36,700
All Other Fees	10,519	-

Total Fees	$439,115	$387,885

Audit Fees.  This category consists of fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements, the audit of internal control over financial reporting as of December 31, 2007 as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of our interim financial statements.

Audit-Related Fees.  This category consists of fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.”  During 2007 and 2006, these fees consisted of the audit of our benefit plans, routine accounting consultations and accounting consultations related to merger transactions.

Tax Fees.  This category consists of fees billed for professional services for tax compliance, tax advice and, during 2007 and 2006, tax consultations related to merger specific issues.

All Other Fees.  This category consists of fees for professional services other than the services reported above.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures for the preapproval of audit, audit-related, tax and other services for the purpose of maintaining the independence of our independent auditors.  Under the policy, the Audit Committee is required to review and approve, on an annual basis, all audit services, as well as pre-approve non-audit services that may be performed by the independent auditors.  The Audit Committee has preapproved unspecified non-audit services that will not exceed $20,000.  Management is required to inform the Audit Committee of the engagement of a firm for such services at the committee’s next regularly scheduled meeting following the engagement.  Management is required to obtain specific preapproval from the committee for any engagement for non-audited services over $20,000.  Preapproval responsibility for certain activities may be delegated to a subcommittee comprised of two or more members of the Audit Committee.  Any such subcommittee must report any preapproval decisions to the Audit Committee at its next scheduled meeting.

During fiscal year 2007, the Audit Committee preapproved all services provided by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Corporation's Board of Directors is comprised of five directors who are not officers or employees of the Corporation.  All current members of the Committee are independent for purposes of the Nasdaq listing standards and the Sarbanes-Oxley Act of 2002.  In accordance with its written charter, the Audit Committee fulfills its oversight responsibilities by reviewing the financial information that will be provided to the shareholders of the Corporation and others, the systems of internal controls established by management and the Board of Directors, and the audit process.  The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Corporation’s independent auditors.  The Audit Committee meets with the Corporation’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2007 with management and Dixon Hughes PLLC, the Corporation’s independent accountants.  The Audit Committee also discussed with the Corporation’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”  The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.  The Audit Committee also determined that the provision of the other non-audit services described under “Independent Auditors – Disclosure of Audit Fees” by Dixon Hughes PLLC to the Corporation is compatible with maintaining Dixon Hughes’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Corporation’s audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

R. Reynolds Neely, Jr., Chair
E. Brooks
Darrell L. Frye
Suzanne B. Rudy
Carl G. Yale

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Secretary of FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, no later than December 6, 2008 for inclusion in the Corporation’s proxy statement and form of proxy relating to such meeting.  If a shareholder notifies the Corporation any later than February 19, 2009 of an intent to present a proposal at the next Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials related to such meeting.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon rules of the Securities and Exchange Commission that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at:  Secretary, FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, or by telephoning us at (336) 626-8300.  If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.
OTHER MATTERS

There is no business other than as set forth, so far as now known, to be presented for action by the shareholders at the meeting.  It is intended that the proxies will be exercised by the persons named therein upon matters that may properly come before the meeting or any adjournment thereof, in accordance with the recommendations of management.

By Order of the Board of Directors

/s/ Michael C. Miller

Michael C. Miller
Chairman and President
Date:  April 4, 2008

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY CARD FNB UNITED CORP.	For	Withhold All	For All Except
Proxy for Annual Meeting of Shareholders — May 13, 2008 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	1. ELECTION OF DIRECTORS: CLASS I DIRECTORS TO SERVE FOR THREE-YEAR TERM EXPIRING IN 2011:	☐	☐	☐
The undersigned hereby appoints Larry E. Brooks and Eugene B. McLaurin, II, or either of them, proxies with full power of substitution to vote all shares of FNB United Corp. standing in the name of the undersigned at the above Annual Meeting of Shareholders to be held at AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, at 1:00 p.m. (local time) on May 13, 2008, and all adjournments thereof. The shares represented by this proxy will be voted as instructed by you. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

(1) Jacob F. Alexander III, (2) Darrell L. Frye, (3) Hal F. Huffman, Jr.,
(4) Lynn S. Lloyd, (5) J.M. Ramsay III
CLASS II DIRECTOR TO SERVE FOR ONE-YEAR TERM EXPIRING IN 2009:
(6) Suzanne B. Rudy
INSTRUCTION: To withhold authority to vote for any individual nominee, mark“For All Except” and write that nominee’s name in the space provided below.

The Board of Directors recommends a vote “For” Items 1. The proxy will be voted accordingly unless otherwise specified. The proxies will vote in their discretion on such other matters as may properly come before the meeting and at any adjournment of the meeting.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON.

	PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.		ª	☐
Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign here Co-holder (if any) sign above

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

FNB UNITED CORP. 150 South Fayetteville Street • Asheboro, North Carolina 27203

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.